60 MONTH ADJUSTABLE RATE
NON-NEGOTIABLE PROMISSORY NOTE

THE NOTE EVIDENCED HEREBY HAS NOT BEEN REGISTERED UNDER THE SECURITIES ACT OF 1933, AS AMENDED (THE "SECURITIES ACT") OR ANY STATE SECURITIES OR "BLUE SKY" LAW. THIS NOTE MAY NOT BE OFFERED OR SOLD, TRANSFERRED, PLEDGED, ASSIGNED OR HYPOTHECATED EXCEPT AS PROVIDED HEREIN.

VALUE RECEIVED: $5,556,395.30 **Note No. 11116 DATE: February 15, 2024**
FOR VALUE RECEIVED, WAKEFERN FOOD CORP., a New Jersey corporation ("Payor") hereby unconditionally PROMISES TO PAY to VILLAGE SUPERMARKETS INC., ("Payee") in lawful money of the United States of America and in immediately available funds, the principal amount of Five Million Five Hundred Fifty Six Thousand Three Hundred Ninety Five and 30/100 Dollars ($5,556,395.30) together with interest thereon as hereinafter provided.

1. Payment. Payment of the unpaid principal balance of the Note shall be payable on **February 15, 2029.**

2. Interest. Except as provided herein in the event of a permitted prepayment at the request of Payee as set forth in Section 3(b) hereof, interest shall accrue on the unpaid principal outstanding balance of this Note for every day such amount remains outstanding at a rate equal to (i) the Monthly SOFR Rate plus (ii) two and one quarter of a percent (2.25%) per annum (the "Interest Rate") and shall be payable quarterly on the last day of each March, June, September, and December and on the date on which this Note is paid in full, and shall be calculated on the basis of a 365-day year or, at the election of the Payee, may be compounded as additional principal on the first day of the subsequent April, July, October and January, respectively. For purposes of this Note, the term "Monthly SOFR Rate" means with respect to any calendar month, a rate per annum equal to the daily secured overnight financing rate published by the Federal Reserve Bank of New York as of the first business day of such calendar month, as published at https://www.newyorkfed.org/markets/reference-rates/sofr or, if not published on such site, on such other publicly available site or reference for such rate as identified by the Payor. Notwithstanding anything contained herein to the contrary, in the event of a permitted prepayment at the request of Payee as set forth in Section 3(b) hereof, interest shall accrue on the unpaid principal balance of this Note at the rate applicable to funds subject to the program established by Payor (as the same may be amended from time to time) for prepayment of weekly store statements billed by Payor to its members (the "Adjusted Interest Rate"), which Adjusted Interest Rate shall accrue on the unpaid principal balance of this Note from the date of the last payment of interest by Payor to Payee or compounding through that date which is the date of the day before the date that this Note is paid in full. In addition, immediately prior to prepayment of this Note pursuant to Section 3(b), the principal amount of this Note shall be reduced by an amount equal to the Early Withdrawal Adjustment. "Early Withdrawal Adjustment" shall mean an amount equal to the sum of all Adjusted Interest Payments. "Adjusted Interest Payment" shall mean, for each quarterly interest payment that shall have been made by Payor or compounded at the Interest Rate (each, an "Interest Rate Payment"), the

amount equal to the excess of (i) the Interest Rate Payment made or compounded for such quarterly period over (ii) the amount of interest that would have been paid by Payor or compounded for such quarter at the Adjusted Interest Rate had the Adjusted Interest Rate been in effect at the time that such quarterly interest payment was made or compounded.

3. Prepayment.

(a) The Payor shall have the right at any time and from time to time, without penalty or premium, to prepay the whole or any part of the principal amount of this Note together with the accrued interest on the unpaid principal amount hereof.

(b) Payee, or the executor of Payee's estate in the case of clause (3) below, may, subject to the terms set forth in this Section 3(b), require Payor to prepay the remaining balance of this Note, provided that the funds to be received by Payee, or Payee's estate in the case of clause (3) below, upon such prepayment are necessary for, and will be used by Payee, or Payee's estate in the case of clause (3) below, to pay (1) costs and expenses related to the renovation of a ShopRite store operated by Payee, but only to the extent that such costs and expenses are reasonably estimated to exceed $1.5 million, (2) costs and expenses related to the purchase or construction of a new ShopRite store by Payee, (3) costs and expenses associated with the settlement of estate taxes applicable to Payee's estate or for administration of the estate, (4) costs and expenses associated with the settlement of income taxes applicable to Payee, (5) payments to underfunded multi-employer pension plans to which Payee contributes or payments associated with Payee's withdrawal from any such plan or (6) financial obligations of Payee as they become due, to the extent that Payee would otherwise be unable to make such payments without receiving prepayment of funds pursuant to this Section 3(b). Payee may only request prepayment of the entire remaining balance of this Note pursuant to this Section 3(b), and no partial prepayment of this Note shall be required. If Payee elects to exercise its option to receive prepayment of this Note pursuant to this Section 3(b), Payee shall promptly provide Payor with written notice of this election, and Payor shall, within 10 business days of Payor's receipt of such notice, provide written notice to Payee that either (i) Payor will, within 90 days of Payor's receipt of Payee's notice, deposit into an account designated by Payee an amount in cash equal to the amount outstanding under this Note, as adjusted by the Early Withdrawal Adjustment described in Section 2 hereof, together with interest accrued on the outstanding principal amount of this Note at the Adjusted Interest Rate to the date of prepayment or (ii) Payor has determined that the conditions to prepayment set forth in this Section 3(b) have not been satisfied, and that prepayment is therefore not permitted pursuant to this Section 3(b).

4. Payment Terms. If any payment of this Note becomes due and payable on a day other than a business day, the maturity thereof shall be extended to the next succeeding business day and, with respect to payments of principal, interest thereon shall be payable at the then applicable rate during such extension.

5. Transferability. Except as set forth in the immediately following sentence, Payee may not sell, transfer, pledge, assign or hypothecate this Note. Payee may assign this Note to an affiliate of Payee that is an affiliate of a Wakefern Food Corp. member or Payor with the consent of Payor. Any attempted sale, transfer, pledge, assignment or hypothecation of this Note except as herein provided shall be null and void and of no effect.

6. Governing Law. This Note has been executed, delivered and accepted at Keasbey, New Jersey and shall be interpreted, governed by and construed in accordance with, the laws of the State of New Jersey.

WAKEFERN FOOD CORP.

By: ________________ Vice chairman
Name and Title

Note No. 11116

Proceeds of No. 10660

By: ________________ CHAIRMAN
Name and Title